    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 22, 2001
                             REGISTRATION NO. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                  HIV-VAC, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                  NEVADA                                86-0876846
        (STATE OR OTHER JURISDICTION                  (I.R.S. EMPLOYER
      OF INCORPORATION OR ORGANIZATION)              IDENTIFICATION NUMBER)

              12 HARBEN COURT, COLLINGWOOD, ONTARIO, CANADA L9Y 4L8
                                 (705) 444.6317
               (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
        INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                   COPIES TO:
                             JEFFREY A. RINDE, ESQ.
                               BONDY & SCHLOSS LLP
                         6 EAST 43RD STREET, 25TH FLOOR
                            NEW YORK, NEW YORK 10017
                              PHONE: (212) 661-3535
                               FAX: (212) 972-1677

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is filed in a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement of the same offering.

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                         CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------
Title of each class                    Proposed Maximum    Proposed Maximum
of securities to be    Amount to be    Offering Price      Aggregate Offering    Amount of
registered             registered      Per Unit (1)        Price (1)             Registration Fee
-------------------------------------------------------------------------------------------------
Common Stock            25,000,000           0.775             19,375,000           4,834.75
registered on
behalf of certain
shareholders, par
value $.001 per
share
-------------------------------------------------------------------------------------------------
Total                   25,000,000           0.775             19,375,000           4,834.75
-------------------------------------------------------------------------------------------------


      (1) Estimated in accordance with Rule 457(c) solely for the purpose of computing the amount of the registration fee based on the average of the high and low prices of HIV-VAC, Inc. Common Stock as reported on the Nasdaq Stock Market OTC Bulletin Board on August 20, 2001.

      THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED AUGUST 22, 2001

                                   PROSPECTUS

                                  HIV-VAC, Inc.
                        25,000,000 shares of Common Stock
                            par value $.001 per share

This prospectus relates to 25,000,000 shares of common stock of HIV-VAC, Inc., ("HIV-VAC" or "the Company") a Nevada corporation, which may be resold from time to time by certain stockholders of the company (the "selling stockholders"), upon the conversion of Convertible Preferred Stock, Series B, which is convertible into an aggregate of 20,000,000 shares of our Common Stock, par value $.001 per share, and warrants to purchase up to 5,000,000 shares of our common stock.

PLEASE REFER TO THE RISK FACTORS SECTION OF THIS PROSPECTUS, WHICH STARTS ON PAGE 2 HEREOF, FOR A DESCRIPTION OF CERTAIN RISKS ASSOCIATED WITH THE PURCHASE OF THESE SECURITIES

Our common stock trades on the NASDAQ OTC Market, under the symbol "HIVV."

NEITHER THE SECURITIES AND EXCHANGE COMMISSION, NOR ANY STATE SECURITIES COMMISSION, HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this prospectus is August ___, 2001.

                                TABLE OF CONTENTS

PROSPECTUS SUMMARY .....................................................................         1
THE OFFERING ...........................................................................         1
RISK FACTORS ...........................................................................         2
USE OF PROCEEDS ........................................................................         7
DETERMINATION OF OFFERING PRICE ........................................................         8
DILUTION ...............................................................................         8
SELLING SECURITY HOLDERS ...............................................................         8
PLAN OF DISTRIBUTION ...................................................................        10
LEGAL PROCEEDINGS ......................................................................        11
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS ...........................        12
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT .........................        13
DESCRIPTION OF SECURITIES ..............................................................        13
EXPERTS ................................................................................        14
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES ....        14
ORGANIZATION WITHIN LAST FIVE YEARS ....................................................        15
DESCRIPTION OF BUSINESS ................................................................        15
MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION .....        24
DESCRIPTION OF PROPERTY ................................................................        24
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS .........................................        25
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS ...............................        25
EXECUTIVE COMPENSATION .................................................................        26
ADDITIONAL INFORMATION .................................................................        26
FINANCIAL STATEMENTS ...................................................................        28
PART II ................................................................................         I
INDEMNIFICATION OF DIRECTORS AND OFFICERS ..............................................         I
OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION ............................................         I
RECENT SALE OF UNREGISTERED SECURITIES .................................................         I
EXHIBITS ...............................................................................        II
UNDERTAKINGS ...........................................................................        II
SIGNATURES .............................................................................         V

                               PROSPECTUS SUMMARY

HIV-VAC, INC.

      HIV-VAC, Inc. ("HIV-VAC" or the "Company") was originally incorporated in Nevada in 1997. We were formerly known as Persona Records Inc., a corporation involved in the marketing and development of music recordings. In November, 1998, we merged with Nouveaux Corporation in a transaction where Persona Records Inc. became the surviving corporation. We changed our name to HIV-VAC, Inc. in March of 1999.

      We are a development-stage company that is engaged in the development and marketing of a proposed vaccine designed to combat HIV/AIDS. This proposed vaccine, which is called NFU.Ac.HIV, was developed by Dr. Gordon Skinner, our Chairman and President, through the University of Birmingham, in the U.K. The proposed vaccine was licensed to Intracell Vaccines Limited from the University of Birmingham in November of 1998, and Intracell in turn entered into an assignment of the license agreement with HIV-VAC in April of 1999.

      The proposed vaccine is a new development and management believes that it has the potential for protection and therapeutic efficacy by stimulation of a better and wider immune response than single component vaccines. It differs from other vaccines presently in clinical trials in that it contains a wide representation of virus proteins in their natural configuration but does not contain virus particles; it can be easily adapted to different virus strains and the Company feels it has more potential for protection, therapy, and safety. A Phase I/II trial of this vaccine is expected to start in Russia as soon as regulatory approval for a human Phase I/II trial is approved and is expected to be extended to the USA within the next two years if funding is made available.

      Our common stock is trading on the OTC Bulletin Board on a limited basis under the symbol "HIVV."

      Our complete mailing address and phone number are: 12 Harben Court, Collingwood, Ontario, Canada L9Y 4L8, (705) 444.6317.

                                  THE OFFERING

      This prospectus relates to the registration of 20,000,000 shares of our Common Stock, which may be issued upon the conversion of our 1,000,000 shares of Convertible Preferred Stock, Series B. This prospectus also relates to warrants to purchase up to 5,000,000 shares of our Common Stock. This prospectus, therefore, applies to the aggregate of 25,000,000 shares of our common stock that would be issuable, assuming the exercise of all warrants and the conversion of all shares of the Convertible Preferred Stock, Series B. See

Determination of Offering Price, below, for a more complete discussion of the pricing terms applicable to such preferred stock and warrants.

                                  RISK FACTORS

      This section briefly discusses certain risk factors that should be considered by prospective investors in HIV-VAC.

WE HAVE A HISTORY OF NET LOSSES AND NEGATIVE CASH FLOWS. IF WE ARE UNABLE TO BECOME PROFITABLE IT IS UNLIKELY THAT WE WILL BE ABLE TO CONTINUE OUR OPERATIONS.

      We have sustained substantial and recurring losses and negative cash flows. For the fiscal year ended September 30, 2000 we had a net loss of $2,604,793, and for the nine months ended June 30, 2001 we had a net loss of $376,981. During fiscal year ended September 30, 2000 and the nine months ended June 30, 2001, we had a deficit in our net cash used for our operating activities of $500,811, and $116,629 respectively.

      If we continue to sustain losses and negative cash flows, it is unlikely that we will be able to continue our operations. Our ability to become profitable primarily depends on our ability to generate significant revenue and improve the efficiency of our operations.

WE HAVE BEEN UNABLE TO FUND OUR OPERATIONS WITH INTERNALLY GENERATED FUNDS BECAUSE OUR BUSINESS HAS GENERATED NEGATIVE CASH FLOWS. WE WILL NEED TO GENERATE FUNDS INTERNALLY OR RAISE ADDITIONAL CAPITAL TO FUND OUR OPERATIONS DURING THE NEXT FISCAL YEAR.

      We have required and will continue to require, substantial capital to fund our business operations. We expect to require additional funds to continue or to extend product development and marketing. We may obtain additional financing through private placements of debt or equity or through collaborative arrangements. If adequate funds are not available when required or on acceptable terms, we may be forced to delay, scale back, or eliminate the development and testing activities of our proposed vaccine as well as any sales and marketing efforts. If this were to become necessary, it could adversely affect our business, results of operations and our financial condition.

THERE IS SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN.

      Our auditor's report indicates that certain factors raise substantial doubt about our ability to continue as a going concern. Our auditor's issued a going concern opinion because:

      -     we have incurred recurring material losses from operation; and

      - we have not generated significant revenue from our product lines.

      We cannot assure you that we will be able to generate internally or raise sufficient funds to continue our operations, or that our auditor's will not issue another going concern opinion. Our failure to raise sufficient additional funds, either through additional financing or continuing operations, will have a material adverse effect on our business and financial condition and on our ability to continue as a going concern.

      Our consolidated financial statements do not include any adjustments to reflect the possible future affects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from our possible inability to continue our operations.

CERTAIN OF OUR INVESTORS HAVE AN INCENTIVE TO DRIVE DOWN THE PRICE OF OUR STOCK AND MAY ENGAGE IN SHORT SELLING ACTIVITIES TO ACHIEVE THIS GOAL.

      Pursuant to the terms of the Subscription Agreement that the Company entered into for the sale of 1,000,000 shares of Convertible Preferred Stock, Series B, ("Convertible Preferred Stock") the investor can convert each share of Convertible Preferred Stock into 20 shares of our common stock at a conversion price per share equal to the lesser of: (a) a 40% discount from the closing bid price on the date of the issuance of the Convertible Preferred Stock, or (ii) a 40% discount from the average of the lowest three closing bid prices during the twenty (20) trading days immediately prior to the conversion; provided, however, that in no event shall the conversion price be more than $3.00 per share. The Subscription Agreement does not contain a trading price below which the investor is not permitted to convert the Convertible Preferred Stock, but it does contain a provision preventing the investor from becoming the beneficial owner of greater than 4.99% of the outstanding Common Stock of the Company. However, due to the way in which the conversion price is determined, the investor has an incentive to engage in short selling activities aimed at driving down the price of our common stock.

IF WE ARE UNABLE TO RAISE THE FUNDS THAT WE NEED TO COMMENCE AND MAINTAIN PHASE I/II AND PHASE III TRIALS, WE WILL HAVE TO CURTAIL OR CEASE OPERATIONS.

      We do not, currently, have the capital required to commence human phase I/II trials in either Russia or Zambia. We are actively seeking funding from investors, governmental organizations and other funding sources.

      We estimate that it will cost $5 million to complete the phase I/II trials in Russia and Zambia for our proposed vaccine (See

Our Proposed Vaccine - Trials, below). We also estimate additional funding of $25 million would be required to complete the necessary phase III trials.

      Additional funds might be required to secure regulatory approval for our proposed vaccine, if clinical trials show that it is not sufficiently safe, pure and potent to commercialize in its current formulation, if there are delays in our clinical trials, if our clinical trials are not successful, or if commercialization of our proposed vaccine is delayed for any other reason.

      We are exploring various methods of raising the necessary financing, including obtaining additional debt, the issuance of common stock (with dilution to existing shareholders), funds from collaborative arrangements, government grants, or the sale of licenses for up-front fees and on-going royalty payments.

      There is no guarantee that we will be successful in our fund raising efforts. If we are unable to raise funds when necessary, we might have to cease or curtail our operations.

IF A COMPETITOR DEVELOPS AND GAINS REGULATORY CLEARANCE TO MARKET AN EFFECTIVE HIV VACCINE AHEAD OF US, WE COULD FIND OUR MARKET SUBSTANTIALLY DIMINISHED

      We are aware of least one competitor that is engaging in phase III trials in the United States and Thailand. (See Our Proposed Vaccine - Competition, below.) In addition, there is at least one other vaccine in phase II trials, and we believe other vaccines are in pre-clinical trials.

      It is possible that any of these vaccines could gain regulatory clearance ahead of our proposed vaccine, and acquire a substantial position in the market before our proposed vaccine gains regulatory clearance. The granting of regulatory clearance to a competing vaccine that is highly effective would diminish our market, and would affect future earnings. The substantial erosion of our project market might prevent the commercialization of our proposed vaccine on an economic basis.

WE ARE DEPENDENT ON ONE PRODUCT FOR OUR POTENTIAL REVENUE

      Our proposed vaccine is our only product. We do not know whether the current or planned formulations of our proposed vaccine will be effective either on a preventative or therapeutic basis with respect to HIV. The overall scientific knowledge of HIV is limited; as such, we cannot guarantee that our proposed vaccine will be effective, or that we can develop an effective vaccine.

      Our success depends entirely on the success of our proposed vaccine. In order to be successful, we must be able to establish that the proposed vaccine is safe, pure and potent in humans. In addition, there is a complex regulatory approval process in each country where we would intend to market the proposed vaccine. Finally, we would have to successfully commercialize our proposed vaccine through partnerships with entities that have greater financial or technical resources.

      If we are unable to commercialize our proposed vaccine, we do not have other products from which to derive revenue.

IF WE ARE NOT ABLE TO DEMONSTRATE THE EFFICACY OF OUR PROPOSED VACCINE IN CLINICAL TRIALS, WE MAY NOT BE ABLE TO OBTAIN REGULATORY CLEARANCE TO MARKET OUR PROPOSED VACCINE

      As is described below under the caption Governmental Regulation of Vaccines, there is a lengthy and expensive process known as clinical testing that must be undertaken before a vaccine may be marketed. In that process, we will have to demonstrate that our proposed vaccine is safe and effective for its intended purpose, which means we will have to demonstrate an observed reduction in the incidence of HIV in the group receiving the vaccine, compared to the control group.

      We cannot be assured that the data collected from our clinical trials of our proposed vaccine will be sufficient to support an application for approval of our proposed vaccine by either the United States Food and Drug
Administration, or any foreign equivalent.

IF OUR TRIALS ARE DELAYED, WE MAY NOT BE ABLE TO GET REGULATORY APPROVAL ON A TIMELY BASIS, OR AT ALL.

      There are a number of reasons why clinical trials could be delayed, including poor or unsatisfactory results from animal trials, serious adverse effects in phase I/II trials or in phase III trials, delays in enrolling or retaining volunteers, or negative or inconclusive results that cause the trials to be unacceptable for submission to regulatory authorities.

      Any delays in our trials could have a substantially negative effect on our ability to fund the trials, gain regulatory approval, and market our proposed vaccine in a timely fashion.

IF WE FAIL TO COMPLY WITH REGULATIONS ENFORCED BY DOMESTIC AND FOREIGN REGULATORY AUTHORITIES, THE COMMERCIALIZATION OF OUR PROPOSED VACCINE COULD BE PREVENTED OR DELAYED

      As noted above, and below under the caption Governmental Regulation of Vaccines, our proposed vaccine is subject to extensive governmental regulations in various countries relating to development, clinical trials, manufacturing and commercialization of our proposed vaccine. In general, these regulatory approvals are costly, time consuming, uncertain as to results and are subject to unanticipated delays.

      If regulatory criteria set by the United States Food and Drug Administration, or any foreign equivalent, are not satisfied, then that body will refuse to approve an application. In the alternative, additional testing might be required in order to alleviate regulatory concerns.

      Our initial testing is planned to be performed in Russia and Zambia; there is no guarantee that the FDA will accept the results of tests completed in these other countries. If the FDA does not, this could cause substantial delays, by essentially requiring similar tests in the United States in order to satisfy FDA requirements.

      It is also possible that a regulatory agency might only approve the vaccine for certain high risk populations, thus limiting the market for our proposed vaccine.

      Our proposed vaccine's license would be subject to continual review, and newly discovered or developed safety or efficacy data could result in revocation of relevant licenses.

      Even after approval of the proposed vaccine for use, the manufacture of our proposed vaccine would be subject to a variety of laws relating to such matters as safe working conditions, manufacturing practices, environmental protections, fire hazard control and hazardous substance disposal, which could incur substantial costs that we cannot predict at this time.

WE ARE DEPENDENT ON OUR LICENSE AGREEMENT AND OUR CONSULTING AGREEMENT

      A description of our license agreement with the University of Birmingham and our consulting agreement with Intracell Vaccines Limited is set forth below under the caption License Agreement and Consulting Agreement.

      If we fail to carry out the provisions of either of these agreements, for example, by failing to carry out clinical trials, or paying royalties, or raising capital, we could be subject to termination of either our licensing agreement, consulting agreement, or both, which would have a material adverse effect on our operations.

WE ARE DEPENDENT ON KEY MANAGEMENT EMPLOYEES

      We are highly dependent on our senior management and scientific staff, which includes Dr. Gordon Skinner, our Chairman and President, and developer of our proposed vaccine, and Mr. Kevin Murray, a vice president and Chief Financial Officer. These individuals have played a critical role in developing our proposed vaccine, raising financing, and preparing our proposed vaccine for pre-clinical and clinical trials.

      If we were to lose the services of either of these key members of senior management, it might prevent us from achieving our business objectives.

THE NON-PRESERVATION OF OUR INTELLECTUAL PROPERTY RIGHTS, OR THE VIOLATION OF OTHER PARTIES' INTELLECTUAL PROPERTY RIGHTS, COULD PREVENT US FROM MARKETING OUR PROPOSED VACCINE

      We are reliant on our patent and intellectual property rights (described below under the caption Our Proposed Vaccine - Patent Protection) to prevent our competitors from manufacturing and marketing our proposed vaccine. Our technology, including the technology that we license from the University of Birmingham, will be protected from unauthorized use by others only to the extent that it is covered by valid and enforceable patents or effectively maintained as trade secrets. Therefore, our success depends, in part, upon our ability, and the University of Birmingham's ability, to obtain and enhance our patents, protect trade secrets, and prevent others from infringing on our proprietary rights.

      In addition, we must operate without infringing upon the proprietary rights of others. Were we to do so, such other parties could enjoin us from developing and/or marketing our proposed vaccine, thus making it difficult to obtain licenses to use the technology on a commercially reasonable basis.

WE COULD BECOME SUBJECT TO PRODUCT LIABILITY CLAIMS, WHICH COULD REDUCE DEMAND FOR OUR PROPOSED VACCINE OR AFFECT OUR FINANCIAL CONDITION

      We face an inherent risk of exposure to product liability suits in connection with our proposed vaccine being tested in human clinical trials. We may become subject to a product liability suit if our proposed vaccine causes injury, or if vaccinated individuals subsequently become infected with HIV.

      Regardless of merit or eventual outcome, product liability claims may result in decreased demand for a vaccine, injury to our reputation, withdrawal of clinical trial volunteers and a loss of revenues.

                                 USE OF PROCEEDS

      The $10,000 raised from the sale of the Convertible Preferred Stock, Series B was used for working capital.

      We intend to use the proceeds from the exercise of the preferred shares and warrants to provide, in whole or in part, the necessary funding for the phase I/II clinical trial in Russia and Zambia that are described below under the caption Our Proposed Vaccine - Trials.

      Any funds remaining, if any, would be used for debt reduction and continuing research and development activities, in particular those relating to the necessary phase III trials in Russia and Zambia, as well as preparing for any necessary trials in the United States. We believe that a total of $25 million would be required to complete phase III trials in Russia and Zambia.

                       DETERMINATION OF THE OFFERING PRICE

      Each share of Convertible Preferred Stock Series B, is convertible into 20 common shares of the Company's common stock at a price per share equal to the lesser of: (a) a 40% discount from the closing bid price on the date of the issuance of the Series B Preferred, or (ii) a 40% discount from the average of the lowest three closing bid prices during the twenty (20) trading days immediately prior to the conversion; provided, however, that in no event shall the conversion price be more than $3.00 per share

      Each Warrant is exercisable at an initial exercise price equal to the average of the Market Price (as defined in the Warrant Agreement) of the Common Stock for the ten (10) trading days commencing on the first trading day immediately following the effective date of this registration statement filed by the Company under the Securities Act of 1933, as amended, with respect to the Common Stock issuable upon exercise of the Warrant, but in any case not less than $1.50 (the "Minimum Exercise Price"). The Warrant expires on August 13, 2003

                                    DILUTION

                                 Not applicable.

                            SELLING SECURITY HOLDERS

      Bromley Holdings, Inc. ("Bromley") (the "selling stockholder") is engaged in the business of investing in publicly traded investment securities for their own account. Bromley is located at 220 Everit Ave, Hewlett, New York 11557. A discussion of the material terms of the agreements with the selling stockholder is included below and copies of the complete agreements are attached as exhibits to this registration statement.

      On August 13, 2001, HIV-VAC, Inc. entered into a Subscription Agreement with Bromley in which Bromley agreed to purchase

1,000,000 shares of Convertible Preferred Stock, Series B ("Convertible Preferred Stock") for an aggregate price of $10,000. Pursuant to the terms of the Subscription Agreement the investor can convert each share of Convertible Preferred Stock into 20 shares of our common stock at a conversion price per share equal to the lesser of: (a) a 40% discount from the closing bid price on the date of the issuance of the Series B Preferred, or (ii) a 40% discount from the average of the lowest three closing bid prices during the twenty (20) trading days immediately prior to the conversion; provided, however, that in no event shall the conversion price be more than $3.00 per share. The Subscription Agreement does not contain a trading price below which the investor is not permitted to convert the Convertible Preferred Stock.

      In connection with this transaction, HIV-VAC agreed to issue Bromley warrants to purchase 5,000,000 shares of our common stock. The exercise price for each warrant is equal to the average of the market price of our common shares for the ten trading days commencing on the first trading day immediately following the effective date of this registration statement, but in any case not less than $1.50 per share.

      The Subscription Agreement limits Bromley's conversion and exercise if, at the time of conversion, Bromley's ownership of HIV-VAC's common stock would exceed 4.999% of the then issued and outstanding shares of common stock.

      The following table sets forth the selling stockholders, and the number of shares of common stock beneficially owned by them as of August 20, 2001, which may be offered pursuant to this prospectus. Because the selling stockholders may offer all, some or none of their respective shares of common stock, no definitive estimate as to the number of shares thereof that will be held by the selling stockholder after such offering can be provided. Selling stockholders may include the stockholders listed below and their transferees, pledges, donees or other successors. Except as set forth below, none of the selling stockholders is currently an affiliate of HIV-VAC and none of them have had a material relationship with HIV-VAC during the past three years.

      The Convertible Preferred Stock and warrants issued to the stockholder each prohibit the holder thereof from converting the Convertible Preferred Stock or exercising the warrant to the extent that such conversion or exercise, as the case may be, would result in the holder, together with any affiliate thereof, beneficially owning in excess of 4.999% of the outstanding shares of common stock following such conversion or exercise, as the case may be. Such restrictions may be waived by the holder of the convertible preferred stock and the warrant as to itself upon not less than 61 days notice to HIV-VAC.

                           Shares Beneficially                                Shares Beneficially
                           Owned Before Offering                              Owned After Offering
Selling                                                  Number of Shares
Stockholders(1)            Number(3)     Percent(2)      Being Offered        Number(5)     Percent
----------------------     ---------     ----------      ----------------     ---------     -------
Bromley Holdings, Inc.      173,123        4.999%          25,000,000(4)          0             0%

(1) To our knowledge, the selling stockholders have sole voting and investment power with respect to all common stock shown as beneficially owned by them, subject to community property laws where applicable. Except as otherwise set forth herein, the table includes shares of common stock that the selling stockholders have the right to acquire pursuant to the exercise of warrants and options exercisable within 60 days and shares of common stock issuable to selling stockholders upon the conversion of preferred stock held by them.

(2) Percentage ownership is based on 3,469,397 shares of common stock outstanding as of August 20, 2001 and, except as otherwise set forth herein, in each case assumes exercise and/or conversion of warrants, options and preferred stock.

(3) Includes the shares of HIV-VAC's common stock issuable to the respective selling stockholders, subject to the 4.999% limitation, upon conversion of their preferred stock and exercise of their warrants.

(4) Assumes the conversion of all the Convertible Preferred Stock, Series B and the exercise of all the warrants during the effective period of the registration statement that is part of this prospectus.

(5) Assumes the sale of all shares of common stock offered hereby.


                              PLAN OF DISTRIBUTION

      The selling shareholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholders may use any one or more of the following methods when selling shares:

            - ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

            - block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

            - purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

            - an exchange distribution in accordance with the rules of the applicable exchange;

            -     privately negotiated transactions;

            -     short sales;

            - broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

            -     a combination of any such methods of sale; and

            -     any other method permitted pursuant to applicable law.

      The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

      The selling shareholders may also engage in short sales against the box, puts and calls and other transactions in securities of the Company or derivatives of Company securities and may sell or deliver shares in connection with these trades. The selling shareholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling shareholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

      Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

      The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

      We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling shareholders. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

                                LEGAL PROCEEDINGS

      We are not currently subject to any material legal proceedings or claims.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

      The following information, as of August 15, 2001, relates to our directors and executive officers:


Name                         Age            Position(s)

Gordon R.B. Skinner          58             Chairman of the Board

Kevin W. Murray              47             Vice Pres., CFO and
                                            Director

Sally Del Principe           43             Director

John Palethorpe              55             Vice President


      There are no individuals, other than those listed above, who make a significant contribution to our business.

Dr. Gordon R.B. Skinner is the developer of our proposed vaccine. He has served as our Chairman and President since April of 1999. He is Chairman of the Vaccine Research Trust UK, and until recently was an Honorary Consultant in Infection at The University Hospital Birmingham NHS Trust, Birmingham. Dr. Skinner was a senior lecturer at the Department of Medical Microbiology at The University of Birmingham from 1976 to 1998. He received an MB ChB from the University of Glasgow in 1965, an MD (First Class Honors) from The University of Birmingham in 1975, and a DSc from The University of Birmingham in 1989. He is a Fellow of The Royal College of Obstetrics and Gynecologists, and a Fellow of The Royal College of Pathologists. Dr. Skinner developed the Skinner Herpes vaccine, and is the author of more than 100 scientific and medical publications.

Kevin W. Murray has served as our Vice President of Finance and Administration, and as a director, since April of 1999. He is currently the CEO and president of Pipe Vision, a private corporation engaged in pipeline rehabilitation that he founded in 1991. He was a director of Woodie 1, Inc, a public investment company from April 1998 to September 1998. Mr. Murray holds a Bachelor of Accounting Science degree from The University of South Africa, and completed post-graduate studies in accountancy at The University of Cape Town, prior to gaining admission to the South African Institute of Chartered Accountants.

John Palethorpe has served as a Vice President since April of 1999. Since 1977, he has been the CEO of several privately held companies involved in the distribution of mechanical handling equipment, property development and property rentals in the UK. He has been involved in the financing of the development of our proposed vaccine since 1993.

Sally Del Principe has served as a director of the company since June 2001. She is a resident of United Kingdom and since 1992 has been a partner in Lupton Del Principe Associates, a private company which specializes in credit insurance brokerage. Mrs. Del Principe has spent a considerable portion of her working life in Southern Africa and will play a key role in developing the HIV/AIDS vaccine in the African continent.

There are no familial relationships among our directors or executive officers, nor have such directors or executive officers been involved in any legal proceedings material to an evaluation of their ability or integrity.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following chart sets forth certain information with respect to the beneficial ownership of our common and Series A Preferred Stock as of August 15, 2001. It lists all holders of 5% or more of any class of our stock (other than the Convertible Preferred Stock, Series B), and the holdings of our directors and executive officers, both individually and as a group.

       Name                      Common             %        Series A Preferred,         %

       Gordon Skinner            1,046,345        30.15             3,333              33.33
       Kevin Murray              1,046,345        30.15             3,333              33.33
       John Palethorpe           1,046,345        30.15             3,333              33.33
       Sally Del Principe             0             0                 0                    0

       Directors and
       Officers as a Group       3,139,135        90.48            10,000             100.00

      The Series A Preferred Stock and common shares listed above are owned both directly, and through the executives' indirect shareholding in Intracell Vaccines Limited. The percentage figures listed above are based on a total of 3,469,397 shares of common stock outstanding, and 10,000 shares of preferred stock outstanding.

      All 1,000,000 shares of Convertible Preferred Stock, Series B, are owned by Bromley Holdings, Inc.

                            DESCRIPTION OF SECURITIES

      We have two classes of stock outstanding, and two series of preferred stock within our class of preferred stock. This prospectus relates only to sales of our common stock; we are offering neither preferred stock nor debt with this prospectus.

      Our common stock has a par value of $.001 per share, and carries one vote per share. We are authorized under our certificate of incorporation to issue up to 500,000,000 shares of common stock. As of August 13, 2001, we had 3,469,397 shares of common stock outstanding.

      We are authorized under our certificate of incorporation to issue up to 10,000,000 shares of preferred stock. As of August 13, 2001, we had 10,000 shares of Series A Preferred Stock outstanding and 1,000,000 shares of Convertible Preferred Stock, Series B, outstanding.

      Our Series A Preferred Stock has a par value of $.01 per share, and carries 3,000 votes per share.

      Our Convertible Preferred Stock, Series B has a par value of $.01 per share, and carries one vote per share. Each share of Series B Preferred is convertible into twenty (20) shares of the Company's common stock at a price per share equal to the lesser of: (a) a 40% discount from the closing bid price on the date of the issuance of the Series B Preferred, or (ii) a 40% discount from the average of the lowest three closing bid prices during the twenty (20) trading days immediately prior to the conversion; provided, however, that in no event shall the conversion price be more than $3.00 per share

                     INTERESTS OF NAMED EXPERTS AND COUNSEL

                                      None.

            DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
                           SECURITIES ACT LIABILITIES

      Our certificate of incorporation provides for indemnification of directors as follows:

"As fully as possible under the laws of The State of Nevada as they now exist and as they may from time to time be revised, The Corporation intends that its directors be protected from legal action by stockholders or other persons (natural or otherwise) on account of service as directors of the corporation, Persona Records Inc.(renamed HIV-VAC, Inc.). A director shall not be liable for damages for actions of The Corporation to stockholders or to any other person (natural or otherwise) unless such director engaged in personal fraud directly affecting such action or actions of the Corporation."

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable.

                       ORGANIZATION WITHIN LAST FIVE YEARS

      As noted below in more detail under the caption License Agreement and Consulting Agreement, we have a consulting agreement with Intracell Vaccines Limited. Messrs. Skinner, Murray and Palethorpe are shareholders of Intracell Vaccines, and Messrs. Skinner and Murray also serve as Intracell Vaccines directors. The Consulting Agreement, which is described under such caption, provides for reimbursement of certain expenses and payment to Intracell Vaccines of a fee of $70,000 per quarter.

      As noted below in more detail under the caption License Agreement and Consulting Agreement, we acquired the rights to our proposed vaccine from Intracell Vaccines Limited for a consideration of common and preferred securities. Messrs. Skinner, Murray and Palethorpe are shareholders of Intracell Vaccines, and Messrs. Skinner and Murray also serve as Intracell Vaccines directors.

      For the purposes of this agreement, the proposed vaccine was valued at approximately $1.5 million, based on the value of comparable vaccines in the marketplace.

                             DESCRIPTION OF BUSINESS

Business Development. We were originally incorporated in Nevada in 1997. We were formerly known as Persona Records Inc., a corporation involved in the marketing and development of music recordings. In November, 1998, we merged with Nouveaux Corporation in a transaction where Persona Records Inc. became the surviving corporation. We changed our name to HIV-VAC Inc. in March of 1999.

Our Business- General. Our business is the development and marketing of a proposed vaccine designed to combat HIV/AIDS. This proposed vaccine, which is called NFU.Ac.HIV, was developed by Dr. Gordon Skinner, our Chairman and President, through the University of Birmingham, in the U.K. The proposed vaccine was licensed to Intracell Vaccines Limited from the University of Birmingham in November of 1998, and Intracell in turn entered into an assignment of the license agreement with us in April of 1999.

      As of July 31, 2001, we had 5 consultants, 3 of whom are research and development staff, and two of whom are management/administration staff. No employee is subject to a collective bargaining agreement, and we believe that our relations with our employees are good.

Functions of a Vaccine. A vaccine is part of a process that stimulates the body to mount an immune response to a harmless version of a micro-organism, or part of a micro-organism, and from this to construct a type of immune memory which would allow the immune system to mount a rapid response when and if the body is invaded by a potent version of a micro-organism. This response, ideally, is sufficiently rapid so that the micro-organism is not able to replicate to any great extent before it is eliminated, and thus the individual vaccinated is protected from disease. The immune memory induced by vaccination is usually long-lived, and creates antibodies that neutralize invading micro-organisms, by binding to them and preventing them from infecting cells, and lymphocytes, which recognize cells infected by micro-organisms (ones the antibodies did not destroy) and destroys them before other cells can be infected. A vaccine can also be therapeutic because it can stimulate both the humoral and cell mediated immunity over and above the existing immune status of a person and this is particularly important in patients who are HIV positive because it is clearly essential to initiate therapeutic strategy while there is residual functioning of immune competence in these individuals. This is presently unproven but a placebo controlled multicentre trial in the USA to look at the therapeutic value of the Skinner herpes vaccine has shown that vaccination of patients who already had the infection modified the pattern of genital herpes resulting in reduction in the number and severity of recurrences.

The HIV/AIDS Disease. HIV/AIDS is a disease that has the effect of hindering the body's immune response system, allowing for opportunistic infections and diseases, such as tuberculosis, to overwhelm the body's immune response to disease. It does this by infecting and killing the T-lymphocytes of the immune system, which is consequently unable to deal with other infections, or proliferating cancer cells. There are two variants of the disease, known as HIV-1 and HIV-2, which share certain structural similarities, but differ greatly in certain types of proteins that produce the effects of AIDS. HIV-1 has a shorter time between infection and the onset of the symptoms of AIDS, and is more easily transmitted. Transmission can occur through sexual contact, maternal transmission to infants either in utero or through breastfeeding, or from receiving blood transfusion from, or sharing hypodermic needles with, infected persons.

      The HIV-1 virus particle has an outer envelope, which is studded with projections of clusters of glycoprotein molecules, surrounding a dense conical core containing the genomic material. Once received into the bloodstream (by any of the means described above, for example), the virus essentially "docks" with a lymphocyte cell and injections its viral core into the cell. The virus, in effect, hijacks the cell's metabolism, using it to replicate itself so that thousand of new particles are released into the bloodstream, and the cell dies. These particles go on to infect other cells, in a kind of chain reaction. Cells can also be infected by contact with infected cells, owing to certain proteins transmitted by contact. Some virus particles can become trapped in the lymph nodes, where they can remain for long periods and infect other cells. Eventually, so many lymphocyte cells are infected and destroyed that the body's immune system collapses.

      The HIV-1 virus is variable, in that there are two known strains, and numerous subtypes (10 of which have been identified to date), each of which is believed to have developed in a certain part of the world. Each of these subtypes is generally associated with a certain type of transmission, such as drug abuse, or sexual transmission. The subtypes differ by slight variations in the glycoproteins, which mean that any effective vaccine will have to deal with all of these variations.

      It is estimated by the World Health Organization (a division of the United Nations, also known as "WHO"), in its June, 2000 publication "Report on the Global HIV/AIDS Epidemic" that, as of June 2000, 18.8 million people had died since the beginning of the epidemic and 13.2 million children have been orphaned. In addition, the WHO estimated that in sub-Saharan Africa alone, 24.5 million people were infected with the HIV virus, and that there are 16 countries where more than 10% of the adult population are infected. (It is estimated that 900,000 people in North America are infected with the HIV/AIDS virus.) Due to all of these factors, HIV-1 has been the principal focus of vaccine development and drug treatment.

Governmental Regulation of Vaccines. Our proposed vaccine is subject to regulation by all countries. In the United States, the vaccine is regulated by the federal government, principally through the Food and Drug Administration under various federal laws. Regulations promulgated by various federal, state and local governments govern or influence the testing, manufacture, safety and efficacy requirements, labeling, storage, record keeping, licensing, advertising, promotion, distribution and export of our products. In general, similar regulations are found in all countries throughout the world, though we may have to demonstrate different levels of efficacy, depending on the regulatory requirements in each nation.

      Before we can market our proposed vaccine in the United States, since it is a biological drug product, we must take numerous steps, which include:

            - pre-clinical laboratory and animal testing, to evaluate product chemistry, formulation and stability, as well as the potential safety, purity and potency of the proposed vaccine;

            - submission to the FDA of an Investigational New Drug Application, which includes the results of the pre-clinical laboratory and animal testing, and which must become effective before clinical trials may commence;

            - the conduct of well-controlled clinical trials, conducted in accordance with FDA protocols (including review by an institutional review board) to adequately establish the safety, potency and purity of the biological drug product (i.e., our proposed vaccine), and trials to characterize how it behaves in the human body;

            - submission to the FDA of a biologics license application, and the FDA review of same;

            - completion of an FDA pre-approval inspection of the manufacturing facilities; and

            - FDA approval of the license application and all product labeling.

      In addition to these steps, we are required to meet with the FDA and its Vaccines and Related Biological Product Advisory Committee, which is composed of outside experts who assist the FDA in product reviews, and provide advice on various issues; in the case of our proposed vaccine, the advice would typically relate to the clinical development program and clinical study designs for our proposed vaccine. The recommendations of these committees are not binding upon the FDA, but are commonly followed by the FDA. The FDA has broad authority to suspend clinical trials, and all of the FDA's concerns must be resolved before trials may recommence.

      In general, the key element in the process is a demonstration by us that our proposed vaccine has meaningful efficacy at a statistically significant level, which means there must be an observed reduction in the incidence of HIV in the group receiving our proposed vaccine, compared to the control group. As noted above, the level of efficacy that we must demonstrate may vary from country to country, depending on the prevailing regulations. Our initial testing is planned to be performed in Russia and Zambia; there is no guarantee that the FDA will accept the results of tests completed in these other countries. If the FDA does not, this could cause substantial delays, by essentially requiring similar tests in the United States in order to satisfy FDA requirements.

      It is also possible that a regulatory agency, in reviewing our proposed vaccine's efficacy, might only approve the proposed vaccine for certain high risk populations, thus limiting the market for our proposed vaccine by limiting the customer base.

      Even after approval of the proposed vaccine for use, the manufacture of our proposed vaccine would be subject to a variety of laws relating to such matters as safe working conditions, manufacturing practices, environmental protections, fire hazard control and hazardous substance disposal, which could incur substantial costs that we cannot predict at this time.

      Our proposed vaccine's license would be subject to continual review, and newly discovered or developed safety or efficacy data could result in revocation of relevant licenses.

Our Proposed Vaccine - General. Our proposed vaccine is designed to perform two functions. The first function, which is typical of traditional vaccines, is to develop an immune response in the vaccinated person in order to prevent HIV from infecting the human body. The second is to provide therapeutic benefits, like those described above, to people who are already infected by HIV.

Our Proposed Vaccine - Process of Manufacture. Our proposed vaccine is manufactured by treating HIV-1 infected lymphocyctic cells with detergent, formaldehyde and acetone treatments. What are called envelope proteins, [that is, the outer shell of these cells] are then stripped from the newly formed viruses [within these infected cells], virus proteins are collected, and the remaining virus particulates are discarded. The virus proteins are then mixed with proteins [from other, healthy cells]. This process ensures that the proposed vaccine is inactivated [(that is, the virus is not infective)], but that it also contains the vital HIV-1 glycoproteins, core proteins, regulatory and intermediate proteins needed to produce the desired effects of the desired immunity and/or therapeutic effects. Importantly, the method of manufacture allows us to customize a proposed vaccine to a specific strain, including strains that may evolve over the next few years.

      We intend to rely on third parties to manufacture our proposed vaccine, as we do not have the facilities for the large scale manufacture of the proposed vaccine. The quality control will be carried out according to guidelines recommended by the Medicines Control Agency in the UK which includes tests on the antigenicity and immunogenicity of the preparation and safety testing in animals.

Our Proposed Vaccine Versus Other Vaccines for HIV/AIDS. We believe that our proposed vaccine differs from other vaccines currently in development, in that it contains a wide spectrum of virus proteins in their natural configuration with cell proteins, but does not contain virus particles. By using this intracellular, multi-component approach, we include all possible protective anigens and possible crossstrain protective antigens. The importance of this is that presentation of virus antigens in association with cell proteins may preserve the immunogenicity of virus antigens and improve their protective potential.

Our Proposed Vaccine - Dealing with Variability. The manufacturing process allows slotting in of any virus strain including new wild type virus strain or recombinant virus strain to the preparative process. This will exclude a prolonged dead time which would be inevitable in preparation of vaccines by more molecular methods to accommodate new virus strains. This approach has been successfully used for many years to manufacture the influenza vaccine where different strains may be involved in different years.

Our Proposed Vaccine - Trials. Before any vaccine can be introduced into humans, it must be rigorously tested under scientific conditions, in order to prove its effectiveness and safety. This must be done before a country will allow a vaccine to be sold and used.

      Our proposed vaccine was first tested for safety, antigenicity and immunogenicity at four different centers in the U.K., these being: the Centre for Applied Microbiological Research in Porton Down, Wiltshire; the Medical Research Council Mill Hill Laboratories, London; St. Bartholomew's Hospital, London; and the Department of Infection of the University of Birmingham.

      Vaccines then go through a three-stage trial process. Phase I tests for safety and dosage in small groups of subjects. Phase II comprises larger scale safety testing and, in the case of vaccines, whether they elicit an immune response. Phase III comprises large scale, placebo controlled, double-blind tests for efficacy of the preparation in subjects at high risk of infection.

      As a standard industry practice, Phases I and II are often combined, or run concurrently in the testing of vaccines, so that the first stage of tests becomes a "Phase I/II trial."

      We are currently undertaking trials in Russia, in conjunction with The Russia Aids Centre, a department of The Central Institute of Epidemiology, Moscow, Russia. Pre-clinical toxicity trials in Moscow, Russia have been completed and we are now in the process of applying for regulatory approval to commence a Phase I/II trial in Russia. We expect the regulatory approval process to take up to six months to complete. Once approval is granted, we would then commence a human Phase I/II trial.

      The trials in Russia would involve three volunteer groups, running concurrently: a reactogenicity, safety and specific activity trial in a limited group of healthy volunteers; an evaluation of clinical effect and safety in a limited group of HIV-infected volunteers; and reactogenicity, safety and specific activity trial in a limited group of volunteers who have a concurrent illness or disease, but who are not in serious ill health. There is a specific process, involving various entry criteria, used to screen volunteers and determine their suitability for participation in the study. When the pool of appropriate volunteers is complete, ten volunteers in each group will receive 4 immunizations each of the proposed vaccine, at 30-day intervals, and each volunteer will be followed up for a period of one year, with monitoring for safety and immunological responses. Procedures exist for allowing volunteers to voluntarily withdraw from the trail process, or withdraw mandatory, if there is a serious adverse effect. Subjects will be replaced, until 20 subjects have completed the trial. The proposed vaccine will be manufactured in Russia, under the supervision and quality control of various parties within and without Russia, including the Federal Russia AIDS Centre in Moscow and laboratories in Birmingham and London, U.K.

      We have an agreement in principal with the Ministry of Health of The Government of Zambia, to undertake a trial in conjunction with the Zambian Ministry of Health using the local HIV strain. While final details of the study still need to be determined, it is our intention to commence a pre-clinical trial of our proposed vaccine as soon as possible. The Zambian vaccine will be manufactured from the local virus and will undergo pre-clinical trials in order to evaluate toxicity and immunogenetic responses prior to Government approval for a human Phase I/II trial.

      As a general matter, the entry criteria will be somewhat different from Russian trials, given local conditions in Zambia, which has a high incidence of HIV-positive residents. Volunteers must not have any sexual partners who are HIV positive or who have AIDS, for example. The proposed vaccine will be manufactured in Zambia, under the supervision and quality control of various parties within and without Zambia, including laboratories in Birmingham, U.K.

      No trials are currently scheduled to take place in the United States. However, it is our intention to invite the NIH through the offices of The Division of AIDS (DIADS) to assist in the planning and execution of the trials and monitor both of the trials described above. If the trials are successful, then we would hope to undertake a Phase I/II trial in the United States, within two years of the summer of 2001.

      There can be no assurance that we will be able to undertake such a trial in the United States, nor can the results of the trials in Russia and/or Zambia be predicted.

Our Proposed Vaccine - Ultimate Market. The proposed vaccine currently under pre-clinical trials in Russia is directed at the prominent strain found in Russia, certain parts of Europe and the Americas, while the proposed vaccine being prepared for Zambia would be directed at the strain prevalent in southern Africa and in India. The ability to custom-manufacture different proposed vaccines for different strains (see the caption above Our Proposed Vaccine - Process of Manufacture) will enhance our ability to address the worldwide market, by allowing is to design proposed vaccines targeting different strains of the HIV virus present in different areas of the world.

Our Proposed Vaccine - Marketing. We intend to rely on third parties for the sales and marketing of our proposed vaccine. To date, we have not entered into any marketing agreements. We intend to enter into agreements for the marketing and distribution of our proposed vaccine with partners, once we have established the effectiveness of the proposed vaccine.

Our Proposed Vaccine - Competition. We estimate that approximately 30 other companies have been engaged in research to produce an HIV vaccine. To our knowledge, most of these efforts have not produced a viable vaccine. Only AIDSVAX, a product produced by Vaxgen Inc, has reached a phase III trial as of this date. To our knowledge, there is at least one other vaccine that has reached a phase II trial, and we believe there are other vaccines that are likely to commence phase I/II trials during calendar year 2001.

      To our knowledge, our proposed vaccine is the only intracellular multi-component vaccine in development. It also differs from other vaccines presently in clinical trial, in that it contains a wide representation of virus proteins in their natural configuration, but does not contain virus particles. In addition, our proposed vaccine can be easily adapted to different virus strains. It is our belief that these factors give our proposed vaccine more potential for protection, therapy, and safety.

Our Proposed Vaccine - Patent Protection. Under our assignment of licence agreement we hold exclusive rights to patents owned by the University of Birmingham. These patents comprise a method of manufacture of a HIV vaccine owned by the University of Birmingham (described below). We have exclusive use to rights to the portfolio of patents, which include protection in Australia, Netherlands, Germany, Italy, France, and Great Britain. Patents are pending in Canada and Japan. In addition, we have the use of two patents owned by The University of Birmingham. The USA patents relate to patents owned by The University of Birmingham and filed by the university as they relate to the method of manufacture of a herpes vaccine. We believe that the patent covers all similar methods of manufacture, and The University of Birmingham will provide reasonable assistance in enforcing these patents. Because the patents cover the method of manufacture, we believe that the patents cover all strains of the HIV virus.

      The University of Birmingham also holds patent rights for a herpes vaccine in numerous other countries. It is our belief, based on the method of manufacture,that these patents would afford us some protection in certain other countries, including South Africa, South Korea, Israel, Ireland, and Austria.

      We are currently exploring the possibility of filing new patents, based on a new method of manufacturing the vaccine. We believe this new method might give us a more economical way of manufacturing the proposed vaccine, while providing improved protection.

License Agreement and Consulting Agreement. We entered into a license assignment agreement with Intracell Vaccines Limited, by agreement dated April 6, 1999. We agreed to assume all of Intracell Vaccine's obligations under its license agreement with the University of Birmingham, and issued them 5,750,000 (pre reverse split) shares of our common stock, and 10,000 shares of preferred stock. We also agreed to finance the development of the proposed vaccine. Intracell Vaccines also received stock options under the license assignment agreement as follows:

      1. Options for 10,000,000 (pre reverse split) shares (exercisable at $.001 per share) when initial human trials of the proposed vaccine begin.

      2. Options for 10,000,000 (pre reverse split) shares (exercisable at $.001 per share) when a phase III human trial begins.

      3. Options for 10,000,000 (pre reverse split) shares (exercisable at $.001 per share) when the proposed vaccine receives product licence by a recognized government

      We failed to attract financing as agreed under our agreement with Intracell Vaccine Ltd, and on July 16, 2001 the Company entered into an agreement with Intracell Vaccines Limited, whereby Intracell agreed to waive its right to terminate the assignment of licence agreement provided that the

Company issue an additional 3,000,000 of its common shares to Intracell Vaccines Limited and 7,500,000 options to purchase shares of common stock of the Company. Such options shall vest in blocks of 2,500,000 upon the occurrence of certain events as follows:

      1. 2,500,000 options, each option to convert to common shares at an exercise price of $0.50 (fifty cents) per share when the company commences a phase 1/11 trial.

      2. 2,500,000 options, each option to convert to common shares at an exercise price of $1.00 (one dollars) per share when the company commences a phase 111 trial.

      3. 2,500,000 options, each option to convert to common shares at an exercise price of $2.00 (two dollars) per share when the company receives product licence from a recognized government.

      The license agreement with the University of Birmingham that we acquired by assignment from Intracell Vaccines Limited provides for the payment of a minimum royalty of 50,000 pounds, commencing on January 1, 2002. Royalties are paid as follows:

      1. 5% of net sales in all countries where patent protection is provided;

      2. 3% of net sales in all countries where there is no patent protection;

      3. 3% of net sales for all countries for a period of 10 years after the first commercial sale in each country, which no royalty being payable thereafter.

      In addition, we, as the licensee, are responsible under the license agreement for carrying out all clinical trials of the proposed vaccine that may be required for patent and licensing purposes. We are also responsible for the maintenance of the patents. In the event we, or the University of Birmingham, make improvements to the patents, this will result in the extension of the royalty obligations for the life of the new patent.

      The agreement can be terminated if we fail to make the royalty payments within 60 days after notice, or if we have a receiver appointed for all or any part of our assets.

      We have also entered into a consulting agreement with Intracell Vaccines pursuant to which Intracell Vaccines has agreed to provide us with administrative, research, process science, clinical and regulatory support, primarily by making the services of certain Intracell Vaccines personnel available to us. We reimburse Intracell Vaccines for all of its costs and expenses relating to the provision of these services. We also pay Intracell Vaccines a fee of $70,000 per quarter. Either party may terminate the consulting agreement upon a breach which continues uncured for more than 60 days, or upon the occurrence of bankruptcy or similar events. The term of this consulting agreement will expire on May 31, 2002.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

         Our proposed vaccine was developed by Dr. Gordon Skinner through The University of Birmingham, UK. It has completed toxicity trials at The Federal Russia AIDS Centre. Human testing is expected to start in Russia as soon as regulatory approval for a human Phase I/II trial is approved. It is hoped that this will occur within the next six months.

         The Company is also in discussions with the Ministry of Health of The Government of Zambia to initiate a human trial in Zambia using the local HIV strain. Human trials in Zambia would commence after a satisfactory pre-clinical trial which will evaluate toxicity and immunogenicity of the vaccine made for the local strain. It is estimated that pre-clinical trial in Zambia will take approximately six months to complete. The Company intends to invite the Division of AIDS of National Institute of Allergy and Infectious Diseases to monitor both the Russian and Zambian trials. Trials in Africa and Russia are subject to raising satisfactory financing.

         Trials in both Russia and Africa will be monitored and evaluated at our laboratory located in Birmingham, UK. We also plan to make use of independent laboratories to substantiate our studies.

         To date, we have generated no operating revenues. We anticipate only modest revenues from government or other grants or from collaborations with other entities over the next three to five years. We have incurred losses since inception as a result of research and development and general and administrative expenses in support of our operations. As of June 30, 2001, we had a deficit of $3,173,292.

         We anticipate incurring substantial losses over at least the next five years as we complete our clinical trials, apply for regulatory approvals, continue development of our technology and expand our operations.

         The Company is looking at other financing methods, which include finding joint venture partners who might provide substantial funding to the project or the granting of sub-licenses on payment of upfront fees and the payment of on-going royalties on sales. However, the Company is not currently negotiating with any potential joint venture partners and there can be no assurance that the Company will enter into any joint venture agreements.

         The Company estimates that it requires $5 million over the next 12 months in order to commence human trials. Future capital requirements depend on several factors, including the progress of our laboratory and I/II clinical trials, the progress of internal research and development projects, the need for manufacture facilities, the purchase of additional capital equipment; and the availability of government research grants.

                             DESCRIPTION OF PROPERTY

         Our administration offices are located in Collingwood, Ontario. The office is provided as part of our consulting agreement with Intracell

Vaccines Limited. We also lease approximately 1,200 square feet of laboratory space in Moseley, Birmingham, United Kingdom under a lease agreement that terminates in April, 2002. We believe that our facilities are sufficient to support our operations for at least the next 18 months. We do not engage in any aspects of the real estate business.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         As noted below in more detail under the caption License Agreement and Consulting Agreement, we have a consulting agreement with Intracell Vaccines Limited. Messrs. Skinner, Murray and Palethorpe are shareholders of Intracell Vaccines, and Messrs. Skinner and Murray also serve as Intracell Vaccines directors. The Consulting Agreement, which is described under such caption, provides for reimbursement of certain expenses and payment to Intracell Vaccines of a fee of $70,000 per quarter.

         As noted below in more detail under the caption License Agreement and Consulting Agreement, we acquired the rights to our proposed vaccine from Intracell Vaccines Limited for a consideration of common and preferred securities. Messrs. Skinner, Murray and Palethorpe are shareholders of Intracell Vaccines, and Messrs. Skinner and Murray also serve as Intracell Vaccines directors.

         The value of the licence is estimated to be approximately $1.5 million, such value based on the cost of development to date and based on comparative vaccines in the market place. The value was derived through negotiation between Intracell Vaccines Limited and The Company.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

         Our common stock has been trading publicly on the NASDAQ OTC Market since April, 1999. It trades under the symbol HIVV(formerly HIVC).

         The following table lists quarterly information on the price range of the common stock, based on the high and low reported last sale prices for it, as report on the NASDAQ OTC Market for the periods listed below. These prices to not include retail markups, markdowns, or commissions. Prices quoted are after taking the 1:100 reverse split effective July 24, 2001 into consideration.

For the quarter ended:                      High           Low

July 01 through August 16 2001          $   5.00        $   0.56
June 30, 2001                               8.00        $   3.00
March 31, 2001                          $  10.00        $   4.00
December 30, 2000                       $  12.00        $   3.00

September 30, 2000                      $  48.00        $   9.00
June 30, 2000                           $ 100.00        $  18.50

March 31, 2000                          $ 200.00        $  87.50
December 30, 1999                       $  90.60        $  15.60

September 30, 1999                      $ 150.00        $  46.80
June 30, 1999 (from April 6, 1999)      $ 237.50        $ 137.50

         The approximate number of holders of record of our common stock is 269, as of August 15, 2001.

         We have not declared or paid any dividends on our common stock since our inception. We currently intend to retain all of our cash and any future earnings to finance the growth and development of our business, and therefore do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of our Board of Directors, and will be dependent on our financial condition, results of operations, capital requirements and such other factors as our Board of Directors deems relevant.

                             EXECUTIVE COMPENSATION

         Through the date hereof, none of our executive officers have received any compensation from us. No cash fees or other consideration has been paid to our directors through the date hereof.

         There are no employment contracts in effect with any of our officers or directors, nor are there any agreements or understandings with such persons regarding termination of employment or change-in-control arrangements.

         As noted above under the caption License Agreement and Consulting Agreement, we have a consulting agreement with Intracell Vaccines Limited. Messrs. Skinner, Murray and Palethorpe are shareholders of Intracell Vaccines, and Messrs. Skinner and Murray also serve as Intracell Vaccines directors.


                       WHERE YOU CAN FIND MORE INFORMATION

    We have filed a registration statement on Form SB-2 with the SEC for our common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement or incorporated herein by reference for the copies of the actual contract, agreement or other document. Following this offering we will be required to file annual, quarterly and special reports, proxy statements and other information with the SEC.

    You can read our SEC filings, including the registration statement, over the Internet at the SEC's Web site at HTTP://WWW.SEC.GOV. You may also read and copy any document we file with the SEC at its public reference facilities at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 and 7 World Trade Center, Thirteenth Floor, New York, New York 10048. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

                                  HIV-VAC,INC.
                                TABLE OF CONTENTS

                                                                                                 Page

Independent Auditors' Report....................................................                   F-1

Financial Statements

  Balance Sheets as of September 30, 2000 and 1999..............................                   F-2

  Statements of Operations for the years ended September 30, 2000, 1999
     and 1998...................................................................                   F-3

  Statements of Stockholders' Equity (Deficit) for the years ended September 30,
     2000, 1999 and 1998........................... .............                            F-4 - F-5

  Statements of Cash Flows for the years ended September 30, 2000,
     1999 and 1998..............................................................                   F-6

  Notes to Financial Statements.................................................            F-7 - F-16

  Condensed Balance Sheets as of June 30, 2001..................................                  F-17

  Condensed Statements of Operations for the nine months
      ended June 30, 2001............ ..........................................                  F-18

  Condensed Statements of Cash Flows for the nine months
      ended June 30, 2001 ......................................................                  F-19

  Notes to Financial Statements.................................................                  F-20

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
HIV-VAC, Inc.
Ontario, Canada

We have audited the accompanying balance sheets of HIV-VAC, Inc. for the years ended September 30, 2000 and 1999 and the related statements of operations, stockholders' equity (deficit) and cash flows for the years ended September 30, 2000, 1999 and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of HIV-VAC, Inc. for the years ended September 30, 2000 and 1999, and the results of its operations and its cash flows for the years ended September 30, 2000, 1999 and 1998 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred significant losses and has negative net working capital and cash flows from operations. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plan in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

DiRocco and Dombrow, P.A.
December 15, 2000

                                  HIV-VAC, INC.
                                 BALANCE SHEETS

                                                                September         September
                                                                 30, 2000          30, 1999
                                                               -----------       -----------
ASSETS
Current Assets
  Cash                                                         $   151,210       $    10,898
  Note receivable                                                    3,552                --
                                                               -----------       -----------
     Total Current Assets                                          154,762            10,898
                                                               -----------       -----------
Furniture and equipment, net                                        43,314                --
                                                               -----------       -----------
Other Assets
  Intangible assets                                                177,292           185,000
                                                               -----------       -----------
Total Assets                                                   $   375,368       $   195,898
                                                               ===========       ===========
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current Liabilities
  Notes payable                                                $   140,000       $    15,000
  Accrued liabilities                                              255,011           150,416
                                                               -----------       -----------
     Total Current Liabilities                                     395,011           165,416
                                                               -----------       -----------
Stockholders' Equity (Deficit)
  Preferred stock, $0.01 par value; 1,000,000
    shares authorized; 10,000 shares issued
    and outstanding                                                    100               100
  Common stock, $0.001 par value; 50,000,000
    shares authorized; 46,415,608 and 35,109,672
    shares  issued and outstanding, respectively                    46,416            35,110

  Additional paid in capital                                     2,730,153           326,791
  Accumulated deficit                                           (2,796,312)         (191,519)
                                                               -----------       -----------
                                                                    19,643           170,482
  Less:  subscription receivable                                        --          (140,000)
                                                               -----------       -----------
    Total Stockholders' Equity (Deficit)                            19,643            30,482
                                                               -----------       -----------
     Total Liabilities and Stockholders' Equity (Deficit)      $   375,368       $   195,898
                                                               ===========       ===========

   The accompanying notes are an integral part of these financial statements.

                                  HIV-VAC, INC.
                            STATEMENTS OF OPERATIONS


                                                             September 30,
                                         ---------------------------------------------------
                                              2000               1999                  1998
                                         ---------------------------------------------------
Expenses
  Research and Development Costs         $  1,957,391       $    191,519       $         --
  Compensation costs                          637,929                 --                 --
  Amortization and Depreciation                11,890                 --                 --
                                         ------------       ------------       ------------
                                            2,607,210            191,519                 --
                                         ------------       ------------       ------------
     Operating Loss                        (2,707,210)          (191,519)                --
                                         ------------       ------------       ------------
Other Income
  Interest income                               2,417                 --                 --
                                         ------------       ------------       ------------
     Total Other Income                         2,417                 --                 --
Discontinued Operations
  Loss from discontinued operations                --                 --           (432,181)
                                         ------------       ------------       ------------
     Net Loss                            $ (2,604,793)      $   (191,519)      $   (432,181)
                                         ============       ============       ============
Loss per weighted-average share
  of common stock outstanding
     From continuing operations                (0.069)            (0.007)                --
     From discontinued operations                  --                 --              (0.08)
                                         ------------       ------------       ------------
     Total loss per share                $     (0.069)      $     (0.007)      $      (0.08)
                                         ============       ============       ============
Weighted Average Common
  Shares Outstanding                       37,584,141         24,293,781          5,373,099
                                         ============       ============       ============



   The accompanying notes are an integral part of these financial statements.

                                  HIV-VAC, INC.
            STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT),

                                                                                            Common
                                                                 Number of Shares           Stock at    Preferred
                                                             Preferred       Common         $0.0001   Stock at $0.01
                                                             -----------------------------------------------------------
Balance at October 1, 1997                                        --       3,895,126        $390           --

Reverse split of one for fifty shares basis (1:50)
  and change in par value from $0.005 to $0.0001                  --       (8,795,454)      (719)          --
  Records, Inc. at $0.0001 par value                              --        5,080,000        508           --
Additional investment by stockholders                             --               --         --           --
Net loss for the year ended September 30, 1998                    --               --         --           --

Balance at September 30, 1998                                     --          179,672        179           --

Cancellation of Persona Records common stock
  return of assets and liabilities to a stockholder               --         (101,600)      (101)          --
Issuance of common stock for license agreement
  at $0.001 par value                                             --        5,750,000      5,750           --
Issuance of preferred stock for license agreement             10,000               --         --                 100
Issuance of common stock under the Securities Act
  of 1933, as amended under Reg. D, Rule 504
  at $0.001 par value                                             --       20,000,000     20,000           --
Issuance of common stock under subscription
  agreement at par value                                          --        9,241,600      9,242           --
Issuance of common stock for cash at  par value                   --           40,000         40           --
Net loss for the year ended September 30, 1999                    --               --         --           --

Balance at September 30, 1999                                 10,000       35,109,672     35,110                 100

Issuance of common stock to the stockholders
  of LifePlan at $0.01 par value                                  --          100,000        100           --
Issuance of common stock for cash at $$0.22                       --          454,545        455           --
Issuance of common stock to Intracell Vaccine                     --          681,817        682           --
Issuance of common stock for cash at $0.32                        --           73,348         73           --
Issuance of common stock to Intracell Vaccine                     --          110,076        110           --
Issuance of common stock for legal services                       --        3,000,000      3,000           --
Issuance of common stock for cash at $0.22                        --          459,770        460           --
Issuance of common stock to Intracell Vaccine                     --          689,655        690           --
Issuance of common stock for legal services                       --        3,000,000      3,000           --





                                  HIV-VAC, INC.
            STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT),

                                                                Additional
                                                                  Paid In               Accumulated
                                                                   Capital                (Deficit)         Total
Balance at October 1, 1997                                         $350,069            (243,934)         $106,525

Reverse split of one for fifty shares basis (1:50)
  and change in par value from $0.005 to $0.0001                        719                  --                --
  Records, Inc. at $0.0001 par value                                     --                  --               508
Additional investment by stockholders                               342,108                  --           342,108
Net loss for the year ended September 30, 1998                           --            (432,181)         (432,181)

Balance at September 30, 1998                                       692,896            (676,115)           16,960

Cancellation of Persona Records common stock
  return of assets and liabilities to a stockholder                (676,014)            676,115                --
Issuance of common stock for license agreement
  at $0.001 par value                                                94,150                  --            99,900
Issuance of preferred stock for license agreement                        --                  --               100
Issuance of common stock under the Securities Act
  of 1933, as amended under Reg. D, Rule 504
  at $0.001 par value                                                80,000                  --           100,000
Issuance of common stock under subscription
  agreement at par value                                            130,758                  --           140,000
Issuance of common stock for cash at  par value                       5,001                  --             5,041
Net loss for the year ended September 30, 1999                           --            (191,519)         (191,519)

Balance at September 30, 1999                                       326,791            (191,519)          170,482

Issuance of common stock to the stockholders
  of LifePlan at $0.01 par value                                      (100)                  --                --
Issuance of common stock for cash at $$0.22                         99,535                   --            99,990
Issuance of common stock to Intracell Vaccine                      149,318                   --           150,000
Issuance of common stock for cash at $0.32                          23,582                   --            23,655
Issuance of common stock to Intracell Vaccine                       35,114                   --            35,224
Issuance of common stock for legal services                        672,000                   --           675,000
Issuance of common stock for cash at $0.22                          99,530                   --            99,990
Issuance of common stock to Intracell Vaccine                      151,034                   --           151,724
Issuance of common stock for legal services                        672,000                   --           675,000



   The accompanying notes are an integral part of these financial statements.

                                  HIV-VAC, INC.
       STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT), CONTINUED


Issuance of common stock for cash of $0.22             --      459,770         460     --        99,530            --        99,990
Issuance of common stock to Intracell Vaccine          --      689,655         690     --       151,034            --       151,724
Issuance of common stock for cash at $0.16             --      634,920         634     --        99,356            --        99,990
Issuance of common stock to Intracell vaccine          --      952,380         952     --       151,429            --       152,381
Net loss for the year ended September 30, 2000         --           --          --     --            --    (2,604,793)   (2,604,793)
                                                    ------   ----------    --------  -----  -----------   -----------     ----------
Balance at September 30, 2000                       10,000   46,415,608    $ 46,416  $ 100  $ 2,730,153   $(2,796,312)   $  (19,643)
                                                    ======   ==========    ========  =====  ===========   ===========    ===========



   The accompanying notes are an integral part of these financial statements.

                                  HIV-VAC, INC.
                            STATEMENTS OF CASH FLOWS


                                                                        September 30,
                                                      ------------------------------------------------
                                                         2000                1999             1998
                                                      ------------------------------------------------
Cash Flows From Operating Activities:
  Net loss                                            $(2,604,793)      $  (191,519)        $(432,181)
  Adjustments to reconcile net loss to
    net cash used in operating activities:

      Amortization and depreciation  expenses              11,890                --                --

      Issuance of stock for services                    1,991,053                --                --

     (Increase)/dec. in notes receivable                   (3,552)               --            20,000

     (Decrease) in notes payable                               --                --           (26,605)

      Increase in accrued liabilities                     104,591           143,546                --
                                                        ---------          --------          --------
Net Cash Used in Operating Activities                    (500,811)          (47,973)         (438,786)
                                                        ---------          --------          --------
Cash Flow From Investing Activities:

  Purchase of patent rights                                    --           (85,000)               --

  Purchase of furniture and equipment                     (47,496)               --                --
                                                        ---------          --------          --------
Net Cash Used in Investing Activities                     (47,496)          (85,000)               --
                                                        ---------          --------          --------
Cash Flows from Financing Activities:
  Proceeds from issuance of common stock                  423,619           105,041               508

  Proceeds from notes payable                             125,000            15,000                --

  Proceeds from subscription receivable                   140,000                --                --

  Proceeds from additional paid in capital                     --                --           342,108
                                                        ---------          --------          --------
Net Cash Provided by Financing Activities                 688,619           120,041           342,616
                                                        ---------          --------          --------
Net Increase (Decrease) in Cash                           140,312           (12,932)          (96,170)
Cash at Beginning of Period                                10,898            23,830           120,000
                                                        ---------          --------          --------
Cash at End of Period                                   $ 151,210          $ 10,898          $ 23,830
                                                      ===========          ==========       ==========
Supplemental Disclosure of Cash Flow Information
  Cash paid during the period for:

    Interest                                            $      --          $     --          $     --
                                                      ===========          ==========       ==========
    Income taxes                                        $      --          $     --          $     --
                                                      ===========          ==========       ==========
  Non Cash Transactions:
    Issuance of common shares for
      merger with LifePlan                              $  50,000          $     --          $     --
    Issuance of common shares for
      legal consulting fees                             1,353,124                --                --
                                                        ---------           --------          --------
                                                      $ 1,403,124          $     --         $      --
                                                      ===========          ==========       ==========

   The accompanying notes are an integral part of these financial statements.

                                  HIV-VAC, INC.
                        NOTES TO THE FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Operations: HIV-VAC, Inc. (the Company), formerly known as Personna Records, Inc. and Nouveau Corporation, was incorporated on August 6, 1987 in the State of Colorado. Personna Records, Inc. was engaged in the production and distribution of musical records. Nouveau Corporation was a development stage company from August 6, 1987 to September 30, 1990. During the fiscal year ended September 30, 1991, Nouveau Corporation became inactive.

The Company currently is engaged in the research and development of a vaccine to combat the HIV virus. The Company will operate under the exclusive worldwide license of Intracell Vaccines Limited in the development and distribution of the vaccines. The Company's headquarters is located in Ontario, Canada and the research facility is located in Birmingham, United Kingdom.

Going Concern

The Company's financial statements are presented on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The Company has experienced recurring losses since inception and has negative net working capital and cash flows from operations. For the years ended September 30, 2000 and 1999, the Company experienced a net loss of $1,966,864 and $191,519, respectively.

The Company's ability to continue as a going concern is contingent upon its ability to secure additional financing, initiating sale of its product, and attaining profitable operations.

Management is pursuing various sources of equity financing. Although the Company plans to pursue additional financing, there can be no assurance that the Company will be able to secure financing or obtain financing on terms beneficial to the Company.

The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

                                  HIV-VAC, INC.
                  NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)

Furniture and Equipment: Furniture and equipment are stated at cost. Maintenance and repairs are expensed in the period incurred; major renewals and betterments are capitalized. When items of property are sold or retired, the related costs are removed from the accounts and any gain or loss is included in income. Depreciation is computed using straight-line method over the estimated useful lives of 5 years for office equipment and 7 years for office furniture.

Intangible Assets: Intangible assets consist of licensing rights. These rights are recorded at fair market value at the time of stock issuance to Intracell Vaccines Limited for the exclusive worldwide rights to make, use, exercise, and vend all pharmaceutical forms and in all fields of application for the development of an HIV vaccine and/or derivative vaccine products. The licensing rights are being amortized using the straight-line method over 17 years, commencing April 1, 2000.

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset and its eventual disposition are less than its carrying amount.

Cash:  For purposes of reporting cash, cash includes cash in bank.

Fair Value of Financial Instruments: The carrying amounts reported in the balance sheets for cash and cash equivalents, accounts receivable, and accounts payable approximate fair value because of the immediate or short-term maturity of these financial instruments. The carrying amounts reported for notes payable and long-term debt approximates fair value because, in general, the interest on the underlying instruments approximates market rates.

Income Taxes: The Company accounts for income taxes under Financial Accounting Standards Board of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Under Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. No current or deferred income tax expense or benefit were recognized due to the Company not having any material operations for the years ended September 30, 2000 and 1999.

                                  HIV-VAC, INC.
                  NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)

Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Net Loss Per Common Share: Net loss per share is calculated based on the weighted average number of shares outstanding during the years ended September 30, 2000 and 1999.

Foreign Currency

Assets and liabilities recorded in foreign currencies are translated at the exchange rate on the balance sheet date. Translation adjustments resulting from this process are charged or credited to other comprehensive income. Revenue and expenses are translated at average rates of exchange prevailing during the year. Gains and losses on foreign currency transactions are included in other expenses.

Recent Accounting Announcements: In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133 (SFAS 133) " Accounting for Derivative Instruments and Hedging Activities", which was amended by SFAS No. 137, issued in June 1999. SFAS 133 established standards for accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and hedging activities. SFAS 133, as amended, is effective for fiscal years beginning after June 15, 2000. The Company does not believe that the adoption of SFAS 133 will have a material effect on the financial statements.

In September 2000, the FASB issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" (SFAS 140). SFAS 140 replaces FASB Statement No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities" and provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. SFAS 140 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001 and is effective for recognition and reclassification of collateral and for disclosures relating to securitization transactions and collateral for fiscal years ending after December 31, 2000. The Company does not believe that the adoption of SFAS 140 will have a material effect on the financial statements.

                                  HIV-VAC, INC.
                  NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)

Recent Accounting Announcements (CONTINUED): In December 1999, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin (SAB) No. 101, "Revenue Recognition in Financial Statements." SAB 101 provides the SEC Staff's views in applying generally accepted accounting principles to selected revenue recognition issues. The Company does not believe that the adoption of SAB 101 will have a material effect on the financial statements.

NOTE 2 - NET LOSS PER COMMON SHARE

The following table sets forth the computation of loss per share:

                                                          September 30,
                                            2000               1999               1998
                                         ----------         ----------          ---------
  Numerator:
  Numerator for loss per share -
     net loss                          $ (2,604,793)      $   (191,519)      $   (432,181)
Denominator:
  Denominator of loss per share -
   Weighted average shares               37,584,141         24,293,781          5,373,099
                                         ----------         ----------          ---------
Loss per Share                         $     (0.069)      $     (0.007)      $      (0.08)
                                       ============       ============       ============


NOTE 3 - FURNITURE AND EQUIPMENT, NET
Furniture and equipment consists of the following:

                                                September 30,
                                       2000          1999            1998
                                       ----          ----            ----
Office equipment and furniture      $ 47,496           --         $   --
Less accumulated depreciation         (4,182)          --             --
                                      ------        -------        -------
Net                                 $ 43,314           --         $   --
                                      ======        =======        =======

HIV-VAC, INC.
NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)
NOTE 4 - SUBSCRIPTION RECEIVABLE

In consideration of the issuance of the 9,241,600 Common Stock of HIV-VAC, Inc., the Company received a promissory note in the amount of $140,000, which became due and payable by October 15, 1999.

NOTE 5 - STOCK RIGHTS

On March 15, 1999, the Company issued 5,750,000 shares of common stock and 100 shares of preferred stock at par value to Intracell Vaccines Limited, and entered into an agreement which included an anti-dilution clause. The agreement granted stock rights to Intracell for the purchase of common share at an exercise price of $0.001 per share. The stock rights will expire at the time that third parties have invested a minimum capitalization of five million dollars.

The following is a summary of stock rights activity for the year ended September 30, 2000:

Number of common stock authorized and un-issued on March 15, 1999               14,000,000

Number of rights exercised by shareholder in 2000                                  641,000

Number of common stock authorized and un-issued on September 30, 2000            3,000,000

Number of rights exercisable at September 30, 2000                               2,000,000

Weighted average exercise price per share outstanding and exercisable              $  0.27

No rights were forfeited or expired in 2000 and 1999. No rights were exercised in 1999.

The calculation of the fair values of the rights, under the minimum value method, assumes that no corporate dividends will be issued prior to the exercise of the rights, and that the rights will be exercised immediately prior to the minimum capitalization of five million dollars by third parties.

At September 30, 2000, the Company applied APB Opinion 25 and related Interpretations in accounting for the merger agreement terms.

HIV-VAC, INC.
NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)

NOTE 6 - STOCKHOLDERS' EQUITY

Common and preferred stocks were issued in the years ended September 30, 2000, 1999 and 1998 are as follows:

a) Sale of common stock - In April 1998, 101,600 Common Stock were issued in connection with the merger with Nouveau Corporation. The shares were issued for cash of $508.

b) During the year ended September 30, 1998, stockholders contributed $342,108 in additional paid in capital.

c) On February 23, 1999, the Company declared a 1:50 reverse split of Personna shares, effective March 8, 1999. This reduced the common shares outstanding from 8,975,126 shares to 179,672 shares. On March 12, 1999, the Company returned the assets and liabilities of Personna to its original owner and voided the 101,600 shares of Personna. This resulted in a reduction of Common Stock to 78,000shares at 0.005 par value which was reduced by Board of Directors approval to $0.001 par value.

d) On March 15, 1999, the Company issued 5,750,000 Common Stock at $0.001 par value and 10,000 Preferred Stock at $0.01 par value for the consideration of $99,900 and $100, respectively, to Intracell Vaccines Limited and the exclusive right to the worldwide license for the development and distribution of a HIV vaccine to combat aids. Each preferred stock has 3,000 votes per common share at any meeting of the stockholders where votes are submitted. As part of the agreement with Intracell, an anti-dilution clause was included which restricts the subscription of HIV-VAC's stock until a minimum capitalization of five million dollars is issued to third parties. This clause was included to maintain a Common Stock equity position of sixty percent.

e) On March 15, 1999, the Company issued 20,000,000 Common Stock at $0.001 par value for a total offering of $100,000 under the Securities Act of 1993, as Amended Under Regulation D, Rule 504.

f) On March 15, 1999, the Company issued 9,241,600 Common Stock at $0.001 par value under the Securities Act of 1993, as amended Under Regulation D, Rule 504 for a total offering of $140,000.

HIV-VAC, INC.
NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)

NOTE 6 - STOCKHOLDERS' EQUITY (CONTINUED)

g) On November 12, 1999, 40,000 shares were issued for cash of $5,041.

h) On March 8, 2000, Company issued 100,000 shares of its Common Stock at $0.001 par value to the stockholders of LifePlan. The shares were issued at $ 0.50 each for a value of $50,000.

i) On May 26, 2000, the Company issued 454,545 common shares with par value of $.001 per share for cash of $99,990 and also issued 681,817 common share at par to Intracell Vaccines Ltd under the terms of the anti-dilution provision of the Assignment of License agreement dated April 6, 1999.

j) On June 29, 2000 the company issued 73,348 common share with par value of $.001 per share for cash of $23,655 and also issued 110,076 common shares at par to Intracell Vaccines Ltd under the terms of the anti-dilution provision of the Assignment of License agreement dated April 6, 1999.

k) On June 29, 2000, the company issued 3,000,000 million common shares with a par value of $.001 for legal consulting services. The shares were issued at $0.225 each.

l) On July 05, 2000 the company issued 459,770 common shares with par value of $.001 per share for cash of $99,990 and also issued 689,655 common shares at par to Intracell Vaccines Ltd under the terms of the anti-dilution provision of the Assignment of License agreement dated April 6, 1999.

m) On July 24, 2000, the company issued 3,000,000 million shares with a par value of $.001 for legal consulting services. The shares were issued at $0.225 each.

n) On July 27, 2000 the company issued 459,770 common shares with par value of $.001 per share for cash of $99,990 and also issued 689,655 common shares at par to Intracell Vaccines Ltd under the terms of the anti-dilution provision of the Assignment of License agreement dated April 6, 1999.

  HIV-VAC, INC.
NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)

NOTE 6 - STOCKHOLDERS' EQUITY (CONTINUED)

o) On August 21, 2000, the company issued 634,920 common shares with par value of $.001 per share for cash of $99,990 and also issued 952,380 common shares at par to Intracell Vaccines Ltd under the terms of the anti-dilution provision of the Agreement of License agreement dated April 6, 1999.

NOTE 7 - MERGER WITH LIFE PLAN

On March 8, 2000, the Company merged with SCIENTIFICLIFEPLAN, hereafter referred to as "LIFEPLAN," for $50,000. All of the outstanding shares of common stock of LIFEPLAN were exchanged for 100,000 shares of common stock of HIV-VAC, Inc. HIV-VAC, Inc. was the successor corporation.

At the time of the merger, LIFEPLAN had no significant assets and liabilities.

NOTE 8 - LEASE

The Company entered into a lease agreement for office facility on May 1, 1998 expiring on April 30, 2001. Rent expense for the years ended September 30, 2000, 1999, and 1998 were $14,773, $30,657 and $12,565, respectively. The future minimum payments required under the lease is $26,000 for fiscal year 2001.

NOTE 9 - INCOME TAXES

The reasons for the differences between income taxes at the statutory income tax rates and the provision (benefit) for income taxes are summarized as follows:

                                            September 30,
                              ----------------------------------------
                                  2000          1999          1998
                              ----------------------------------------
Income tax benefits
  at statutory rate           $( 937,725)   $( 69,000)     $( 172,000)


Deferred tax benefits
  Carry forward                  937,725       69,000         172,000
                                 -------       ------         -------

Income tax benefit            $       --    $     --       $       --
                              ==========    =========      ==-=======

HIV-VAC, INC.
NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)

NOTE 9 - INCOME TAXES(CONTINUED)

Due to net operating losses and the uncertainty of realization, no tax benefit has been recognized for operating losses. At September 30, 2000, net operating losses of approximately $2,208,382 are available for carry forward against future years' taxable income and begin expiring in the year 2014. The Company's ability to utilize its net operating loss carry forwards is uncertain and thus a valuation reserve has been provided against the Company's net deferred tax assets.

NOTE 10 - STOCK OPTION AGREEMENT

On March 12, 1999, the Company entered into a stock option agreement in which the Company granted the option to stockholders to purchase 30,000,000 shares under three conditional events. The Company authorized the exercise of the options should human trials of an HIV vaccine begin; should the Company commence United States Government Food and Drug Administration ("FDA") Phase 11 trials of its HIV vaccine and; should the Company obtain FDA approval of its HIV Vaccine. The options may be purchased at par value as of March 12, 1999, which was $0.001 per share. The options may be exercised at any time prior to their expiration on April 1, 2004.

NOTE 11 - ROYALTY PAYMENTS

As part of the March 15, 1999 issuance of 5,750,000 shares to Intracell Vaccines Limited, the Company agreed to make advance minimum royalty payments of $76,500 to the University of Birmingham Research and Development Limited commencing January 1, 2002.

NOTE 12 - RELATED PARTY TRANSACTIONS

The Company paid consulting fees to certain controlling stockholders commencing April 1999. Approximately $280,000 and $133,777 and $0 was paid or accrued for the years ended September 30, 2000, 1999 and 1998, respectively.

NOTE 13 - NOTES PAYABLE

At September 30, 2000 and 1999, the Company had unsecured notes of $140,000 and $15,000, respectively. The 1999 note payable bears interest at a rate of 8% per annum payable to Trinity Funding.

                                  HIV-VAC, INC.
                  NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)


NOTE 14 - LOSS FROM DISCONTINUED OPERATIONS

On March 12, 1999, HIV-VAC, Inc. returned the assets and liabilities of Personna Records, Inc. to its original owner and voided the 101,600 shares of Personna. This resulted in a loss from discontinued operations of $432,181.

NOTE 15 - STOCKHOLDERS' RESTRICTIONS

The stockholders of the Company have a pre-emptive right regarding the purchase of stock. Furthermore, the transfer of certain stock is restricted in accordance with the Securities and Exchange Commission regulations.

NOTE 16 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair value of the Company's financial instruments as of September 30, 2000, 1999 and 1998, are as follows:

                                  2000                       1999                     1998
                          -------------------------------------------------------------------------
                          Carrying       Fair       Carrying       Fair       Carrying       Fair
                           Amount       Value        Amount       Value        Amount       Value
                          --------     --------     --------     --------     --------     --------
Assets:
  Cash                    $151,210     $151,210     $ 10,898     $ 10,989     $ 23,830     $ 23,830
  Note receivable            3,552        3,552           --           --           --           --

Liabilities:
  Notes payable           $140,000     $140,000     $ 15,000     $ 15,000     $     --     $     --
  Accrued liabilities      255,010      255,010      150,416       15,016        6,870        6,870

                                  HIV-VAC, INC.
                            CONDENSED BALANCE SHEETS

                                     ASSETS



                                                                 June 30,       September 30,
                                                                   2001             2000
                                                                -----------     -------------
                                                                (unaudited)
Current Assets
  Cash                                                          $    58,660      $   151,210
  Note receivable                                                        --            3,552
                                                                -----------      -----------
          Total Current Assets                                       58,660          154,762
                                                                -----------      -----------
Furniture and Equipment                                              37,019           43,314
                                                                -----------      -----------

Other Assets
  Patent rights                                                     165,730          177,292
                                                                -----------      -----------
          Total Assets                                          $   261,409      $   375,368
                                                                ===========      ===========

                      LIABILITIES AND SHAREHOLDERS' DEFICIT

Current Liabilities

  Notes payable                                                 $   165,000      $   140,000
  Accrued liabilities                                               473,032          255,010
                                                                -----------      -----------
         Total Current Liabilities                                  638,032          395,010
                                                                -----------      -----------

Shareholders' Deficit
Preferred stock, $0.01 par value;
10,000,000 shares authorized;
10,000 shares issued and outstanding                                    100              100
Common stock, $0.001 par value; 500,000,000 shares
authorized;
46,915,608 shares issued and outstanding                             46,916           46,416
  Additional paid-in capital                                      2,749,653        2,730,153

  Accumulated Deficit                                            (3,173,292)      (2,796,311)
                                                                -----------      -----------
   Total Shareholder's Deficit                                     (376,623)         (19,642)

 Total Liabilities and Shareholder's  Deficit                   $   261,409      $   375,368
                                                                ===========      ===========



       See accompanying notes to unaudited condensed financial statements.

                                  HIV-VAC, INC.
                       CONDENSED STATEMENTS OF OPERATIONS



                                               Three months      Three months      Nine months       Nine months
                                              ended June 30,    ended June 30,    ended June 30,    ended June 30,
                                                   2001              2000              2001              2000
                                              --------------    --------------    --------------    --------------
Cost of Sales                                  $         --      $         --      $         --      $         --
                                               ------------      ------------      ------------      ------------

          Gross Profit                                   --                --                --                --
                                               ------------      ------------      ------------      ------------

Expenses
Research, general and administrative                140,083           877,165           359,200         1,147,314

  Amortization & Depreciation                         6,274             4,659            18,778             5,974
                                               ------------      ------------      ------------      ------------
          Total Expenses                            146,357           881,824           377,978         1,153,288
                                               ------------      ------------      ------------      ------------

          Operating Loss                           (146,357)         (881,824)         (377,978)       (1,153,288)
                                               ------------      ------------      ------------      ------------

Other Income (Expenses)
  Interest income                                       330               678               997             1,430
                                               ------------      ------------      ------------      ------------
       Total Other Income (Expense)                     330               678               997             1,430


           Net Loss                            $   (146,027)         (881,146)     $   (376,981)     $ (1,151,858)
                                               ============      ============      ============      ============


Basic Net Loss Per Common Share                $     (0.003)     $     (0.025)     $     (0.008)     $     (0.033)
                                               ============      ============      ============      ============

Weighted Average common shares outstanding       46,443,385        35,681,176        46,445,237        35,307,637



       See accompanying notes to unaudited condensed financial statements.

                                  HIV-VAC, INC.
                       CONDENSED STATEMENTS OF CASH FLOWS

                                                     Nine Months      Nine Months
                                                        Ended             Ended
                                                       June 30,          June 30,
                                                         2001              2000
                                                     -----------      -----------
Cash flows from operating activities;
  Net loss                                           $  (376,981)     $(1,151,858)
  Adjustments to reconcile net loss to net
   cash used in operating activities:
    Amortization and Depreciation expense                 18,778            5,974
  Issuance of stock for services                          20,000          675,000
 Decrease in intangible assets to net
      realizable value                                                     50,000
   Decrease (Increase) in notes receivable                 3,552           (5,553)
    Increase in accrued liabilities                      218,022          137,353
                                                     -----------      -----------
             Net cash used by operating
                 Activities                             (116,629)        (289,084)
                                                     -----------      -----------

  Cash flow from investing activities:

Purchase of furniture and equipment                         (921)         (32,038)
                                                     -----------      -----------


    Net cash used by investing  Activities                  (921)         (32,038)
                                                     -----------      -----------

Cash flows from financing activities:
    Proceeds from issuance of common stock                                123,645
    Proceeds from notes payable                           25,000          125,000
    Proceeds from subscription receivable                                 140,000
                                                     -----------      -----------

       Net cash provided by financing activities          25,000          388,645

             Net increase/(decrease) in cash             (92,550)          67,523

Cash at beginning of period                              151,210           10,898
                                                     -----------      -----------

Cash at end of period                                $    58,660      $    78,421
                                                     ===========      ===========

Supplemental disclosure of cash flow information
        Cash paid during the period for:
         Interest                                    $        --      $        --
                                                     ===========      ===========
         Income taxes                                $        --      $        --
                                                     ===========      ===========

       See accompanying notes to unaudited condensed financial statements.

                                  HIV-VAC, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                     NOTES TO CONDENSED FINANCIAL STATEMENTS
                            JUNE 30, 2001.(UNAUDITED)

1. BASIS OF PRESENTATION In the opinion of the management of HIV-VAC, Inc. (the Company), the accompanying unaudited condensed financial statements include all normal adjustments considered necessary to present fairly the financial position as of June 30, 2001 and the results of its operations for the three months and nine months ended June 30, 2001 and June 30, 2000, and cash flows for the nine months ended June 30, 2001 and June 30, 2000. The results are un-audited interim results and are submitted to satisfy the quarterly reporting requirements of the company on a timely basis.

The condensed financial statements and notes are presented pursuant to the rules and regulations of The Securities and Exchange Commission, and do not contain certain information included in the Company's audited financial statements and notes for the fiscal year ended September 30, 2000.

In the opinion of the management of the Company, the accompanying unaudited condensed financial statements contain all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial information included herein. While the Company believes that the disclosures are adequate to make the information not misleading, it is suggested that these financial statements should be read in conjunction with the Company's audited financial statements contained in its Annual Report on Form 10-K for the year ended September 30, 2000.

GOING CONCERN

The Company's condensed financial statements are presented on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The Company has experienced recurring losses since inception and has negative shareholders equity, negative net working capital and negative cash flows from operations. For the nine months ended June 30, 2001 and June 30, 2000, the Company experienced a net loss of $376,981 and $1,151,858 respectively.

The Company's ability to continue as a going concern is contingent upon its ability to secure additional financing, initiating sale of its product, and attaining profitable operations.

The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

                                     PART II

Item 24.  Indemnification of Directors and Officers.

      Please refer to the description of the indemnification provisions above under the caption "Disclosure of Commission Position on Indemnification for Securities Act Liabilities."


Item 25.  Other Expenses of Issuance and Distribution

      The following sets forth the expenses payable by us in connection with the sale, issuance and distribution of the securities being registered; all amounts are estimates.

      SEC Registration Fee                $ 4,835
      Printing/Engraving Expenses         $ 4,000
      Legal Fees/Expenses                 $40,000
      Accounting Fees/Expenses            $10,000
                                          -------
      Total                               $58,835

Item 26.  Recent Sales of Unregistered Securities

      The following discussion sets forth, on a year-by-year basis, the issuance by us of unregistered securities since September 30, 1998, and since the cancellation of the Persona Records common stock in November, 1998.

      In March of 1999, the Company issued 20,000,000 shares of common stock in an offering under Rule 504 of the Securities Act of 1933 for a total consideration of $100,000 ($0.005) per share), 9,241,600 shares of common stock under a rule 504 of the Securities Act of 1933 for a total consideration of $140,000($0.0151 per share) and 40,000 shares of common stock for $5,041 ($0.126 per share).

      During the fiscal year ended September 30, 1999, The Company issued 5,750,000 shares of our common stock and 10,000 shares of our preferred stock in exchange for the license agreement with Intracell Vaccines.

      Also during the fiscal year ended September 30, 2000, we issued 100,000 shares of common stock to the stockholders of LifePlan at par value. We issued an aggregate of 6,000,000 shares of common stock for legal services (not to our current legal counsel). We issued an aggregate of 3,123,583 of common stock to Intracell Vaccine. We sold 454,545 shares of common stock, 73,348 shares of common stock, 459,770 shares of common stock and 634,920 shares of common stock for cash, at $0.22 per share, $0.32 per share, $0.22 per share and $0.15 per share respectively.

      During the current fiscal year, we issued 500,000 common stock (pre-split) to consultants of the company at par value as part compensation for services rendered to the Company.


                                       I

      The Company reverse split the common stock on 6 July, 2001.
Subsequent to the reverse stock split, we issued 3,000,000 common shares to Intracell Vaccines Limited at par in order to retain the licence agreement.


Item 27.  Exhibits

Exhibits          Description
--------          -----------
3.1               Articles of Incorporation(1)
3.2               Amended Articles of Incorporation(1)
3.3               By-Laws(1)
3.4               Certificate of Amendment to Certificate of Incorporation,
                  dated as of May 15, 2001.(2)
4.1               Form of Warrant Agreement
5.1               Form of Opinion re legality of Bondy & Schloss, LLP
10.1              License Agreement
10.2              Consulting Agreement
10.3              Subscription Agreement
23.1              Consent of Bondy & Schloss, LLP [contained in Exhibit 5.1]
23.2              Consent of DiRocco and Dombrow, P.A.
24.1              Power of Attorney [Included in Part II, page IV]

----------

(1)   Included and Filed in Form 10-QSB filed May 16, 2000.

(2)   Included and Filed in Form 10-QSB filed August 14, 2001.


Item 28.  Undertakings.

(a) The undersigned Registrant hereby undertakes to :

   (1) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to;

      (i) Include any prospectus required by Section 10(a)(3) for the Securities Act of 1933, as amended (the "Securities Act");

      (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement; and

      (iii) Include any additional changed material information on the plan of distribution.

   (2) For determining liability under the Securities Act, treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial BONA FIDE offering thereof.

   (3) File a post-effective amendment to remove from registration any of the securities which remain unsold at the end of the offering.


                                       II

   (4) Provide to the transfer agent at the closing, certificates in such denominations and registered in such names as are required by the transfer agent to permit prompt delivery to each purchaser.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.





                                      III

                                POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gordon R.B. Skinner his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) of and supplements to this Registration Statement and to file the same, with all exhibits thereto, any other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, to all intents and purposes and as fully as they might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the 22nd day of August, 2001.

Signature                          Title
---------                          -----

  /s/ Gordon R.B. Skinner        Chairman of the Board
---------------------------      and Chief Executive Officer
Gordon R.B. Skinner


 /s/ Kevin W. Murray             Vice President, Chief
---------------------------      Financial Officer and
Kevin W. Murray                  Director



 /s/ Sally Del Principe          Director
-------------------------
Sally Del Principe


                                       IV

                                   SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2, and that it has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Collingwood, Ontario, on August 22, 2001.


HIV-VAC, Inc.

By:  /s/ Gordon R.B. Skinner
    --------------------------
    Gordon R.B. Skinner
    Chairman of the Board
    and chief executive officer



 /s/ Gordon R.B. Skinner
----------------------------
Gordon R.B. Skinner
Chairman of the Board and
chief executive officer


 /s/ Kevin R.B. Skinner
----------------------------
Kevin W. Murray
Vice President, Chief
Financial Officer and
Director


 /s/ Sally Del Principe
----------------------------
Sally Del Principe
Director




                                       V